AMENDED AND RESTATED MODEL 2000 AGREEMENT


         THIS AMENDED AND RESTATED MODEL 2000 AGREEMENT made and entered into as of this 12th day of September, 1996 by and between RESOURCE TECHNOLOGY, INC., an Iowa corporation, ("RTI") and MERCURY WASTE SOLUTIONS, INC., a Minnesota corporation ("MWS").

                                    RECITALS

         A. RTI and U.S. Environmental, Incorporated ("USE") are parties to a certain Agreement dated June 27, 1994 (the "Model 2000 Agreement") pursuant to which RTI and USE jointly owned the design rights of the Model 2000 Machines (defined below) (the "Design Rights"), USE exclusively owned the rights to purchase, sell and distribute the Model 2000 Machines (the "Distribution Rights") and RTI exclusively owned the manufacturing rights for the Model 2000 Machines (the "Manufacturing Rights").

         B. Pursuant to the terms of a Distribution Rights Bill of Sale Agreement dated as of January 4, 1996, USE assigned and transferred to MWS its rights under the Model 2000 Agreement, including without limitation, its Design Rights and the Distribution Rights; provided, however that the assignment was subject to the consent of RTI.

         C. To resolve outstanding issues between RTI and USE, and as a condition to RTI's consent to the assignment from USE to MWS, the parties hereto (and USE and Mark Edlund) executed a certain letter of intent dated July 8, 1996 (the "Letter of Intent"), which provided, among other things, that RTI consents to the assignment to MWS of USE's rights under the Model 2000 Agreement, and that RTI and MWS would amend and restate the terms of the Model 2000 Agreement upon the terms and conditions outlined in the Letter of Intent.

         D. RTI has represented and warranted to MWS, USE and Edlund in the Letter of Intent, that (i) RTI has not accepted any orders for Model 2000 Machines other than through USE, (ii) RTI has not been actively marketing sales of the Model 2000 Machines independently, whether in the United States market or internationally, and (iii) RTI has not interfered with prospective sales of the Model 2000 Machines by offering to such prospective customers a different model of machine in lieu of the Model 2000, except that RTI has disclosed to MWS, USE, and Edlund discussions that RTI has had with an interested potential buyer in Missouri, and RTI has referred said parties to said potential buyer.

         E. RTI and MWS hereby desire to amend and restate the Model 2000 Agreement upon the terms and conditions set forth herein.


                                   AGREEMENTS

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Model 2000 Machines. As used in this Agreement, the "Model 2000 Machine" is defined as a fluorescent lamp processing machine for recovering mercury, which includes, among other things, the following components and their descriptions (herein referred to as the "Model 2000 Technology"):

                  a. Pre-breaker bar which shears small sections of lamp from whole lamps;

                  b. Crushing drums which finish crushing small sections of lamps from pre-breaker so that glass is smaller than end caps;

                  c. Cleated incline belt conveyor to transport glass from crusher to trommel; and

                  d.       Trommel with double screening.

         2. Ownership Rights. RTI and MWS hereby agree and acknowledge that with respect to the Model 2000 Machine (i) RTI shall be the exclusive owner of the Manufacturing Rights; (ii) MWS shall be the exclusive owner of the Distribution Rights; and
                  (iii) RTI and MWS shall jointly and equally own the Design Rights.

         3.       Purchase Price/Terms of Payment.

                           a. For each Model 2000 Machine that MWS purchases
                  pursuant to this Agreement, MWS will pay a purchase price determined as follows (the "Purchase Price"):

                           (i) if one or two Model 2000 Machines are ordered at one time, the lesser of: (A) $92,500, (B) the lowest price paid to RTI for a Recycling Machine (defined below) within the previous 180 days by a third-party distributor or any other person or entity that resells to an end-user customer, or (C) as long as the price at which MWS sells the Model 2000 Machine or a Recycling Machine during the previous 180 days is greater than or equal to the price at which RTI sells a Recycling Machine to an end-user customer during the same 180 day period, a sum equal to 56% of the lowest price at which RTI (or an RTI affiliate, agent or independent contractor acting at the direction or request of RTI) directly sold a Recycling Machine to an end-user customer within such 180 day period, or

                           (ii) if three or more Model 2000 Machines are ordered at one time, the lesser of (A) $84,000, (B) the lowest price paid to RTI for a Recycling Machine within the previous 180 days by a third-party distributor or any other person or entity that resells to an end-user customer, or (C) as long as the price at which MWS sells the Model 2000 Machines or a Recycling Machine during the previous 180 days is greater than or equal to the price at which RTI sells a Recycling Machine to an end-user customer during the same 180 day period, a sum equal to 51% of the lowest price at which RTI (or an RTI affiliate, agent or independent contractor acting at the direction or request of RTI) directly sold a Recycling Machine to an end-user customer within such 180 day period.

                           b. The prices described in subparagraphs (i)(A) and
                  (ii)(A) above will be guaranteed by RTI not to change through January 1, 1998 (except in the event of unforeseeable increases of more than 20% in the costs of manufacturing the Model 2000 Machines), and annual increases of such prices after January 1, 1998 will not exceed 10% of the previous year's sale prices in subparagraphs (i)(A) and (ii)(A) above. Notwithstanding anything to the contrary, MWS agrees that for the first four Model 2000 Machines ordered after the closing of this transaction (excluding orders for machines for any of 21st Century Environmental, Total Reclaim or Environmental Light Recyclers which had been prospective sales of USE prior to the date of this Agreement), MWS will pay RTI the Purchase Price, as determined in subparagraph 3.a.(i) or 3.a.(ii) whichever is applicable, plus the following additional amounts: (i) the sum of $9,000 for each of the first two machines, and (ii) the sum of $5,000 for each of the third and fourth machines. For determination of the applicable pricing, each party will provide written notice to the other party within 10 days of the consummation of any sale of a Recycling Machine or a Model 2000 Machine, including without limitation the price at which such machine was sold.

                           c. The Purchase Price for a Model 2000 Machine will
                  be paid by MWS to RTI as follows:

                           (i) MWS will make a deposit of $30,000 for each Model 2000 Machine upon placing an order with RTI;

                           (ii) MWS will pay another $30,000 upon the shipment of each Model 2000 Machine, which shipment will be F.O.B. RTI's facility or RTI's agent's facility;

                           (iii) the balance of the Purchase Price will be due 30 days after installation (if RTI performs the installation); provided, however, that if MWS (or its customer) does not accept delivery of any Model 2000 Machine within 120 days from the order, the customer/MWS shall pay the balance due together with any storage costs incurred.


                           d. RTI agrees to cooperate with MWS to accommodate
                  any deadlines of a customer purchasing a Model 2000 Machine from MWS, but in any event, absent unforeseen circumstances beyond RTI's control, RTI will have a Model 2000 Machine available for shipment no later than 60 days after the date a $30,000 deposit is paid to RTI. At the time an order is placed, MWS and RTI will prepare a tentative schedule for the manufacture of a Model 2000 Machine, date of anticipated shipment, and installation (if RTI installs).

         4. Shipment/Transfer of Title. Title to a Model 2000 Machine shall pass to MWS upon loading a machine upon the transporter for shipment, and RTI will warrant that each such Model 2000 Machine is free and clear of any and all liens, encumbrances or interests of RTI or any third party at the time title is transferred to MWS.

         5. Installations. Based upon a tentative schedule prepared in accordance with Section 3 above, RTI will be available to install a Model 2000 Machine upon receipt of at least two weeks notice from MWS (or such lesser time as the parties may agree from time to time). For the installation of a Model 2000 Machine performed by RTI, RTI will be paid a fee determined in accordance with Schedule I attached hereto, as the same may be amended by RTI and MWS from time to time. Notwithstanding the foregoing, RTI acknowledges and agrees that MWS shall not be obligated to retain RTI's services for any installations. If RTI's services are not utilized for the installation of a Model 2000 Machine, RTI shall arrange for shipment at MWS's request and all balances owing to RTI for such Model 2000 Machine shall be paid upon confirmation of the shipment.

         6. RTI's Limited Warranties. As manufacturer of the Model 2000 Machines, RTI provides to MWS the following limited warranties with respect to each Model 2000 Machine manufactured pursuant to this Agreement: (i) that the Model 2000 Machine will be free from any defects in material or workmanship at the time of shipment and for 90 days thereafter; and (ii) that the Model 2000 Machine conforms to the specifications set forth on
                  Schedule II hereto, as well as the components of the Model 2000 Technology, as defined above, or any other drawings or specifications mutually agreed upon by RTI and MWS. This warranty shall be exclusive of transportation costs to the site. In addition, RTI shall provide a manufacturer's warranty on parts (exclusive of conveyor belts, freight costs, and transportation costs to the site) of 90 days from the date of shipment. MWS shall provide written notice to RTI promptly upon learning of a defect or claim of a breach of RTI's warranties in a Model 2000 Machine or of a defective part, prior to the expiration of the applicable warranty period, and RTI agrees as its sole and exclusive remedy to repair such defect or replace any such defective parts as soon as is reasonably possible after receipt of such notification, at no charge to MWS or the end-user/ customer. If RTI does not install the Model 2000 Machine, RTI shall not be liable or responsible for any problems or defects attributable to installation, and RTI shall be reimbursed for any costs or expenses incurred by RTI in repairing defects or in consulting on problems directly related to installation not performed by RTI, including transportation costs.

                  OTHER THAN AS SET FORTH IN THIS SECTION 6, SELLER DOES NOT MAKE ANY REPRESENTATIONS OF ANY KIND AS TO THE CONFORMITY OF THE MODEL 2000 MACHINE TO ANY REGULATIONS, RULES OR LAWS. OTHER THAN AS SET FORTH IN THIS SECTION 6, SELLER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF ALL GOODS FOR A PARTICULAR PURPOSE.

         7. Covenant Not To Compete/Non-Solicitation. In light of their respective interests in the Design Rights, Manufacturing Rights and Distribution Rights of the Model 2000 Machines, and to enable MWS and RTI to pool their resources as provided in this Agreement in order to produce and distribute the Model 2000 Machines and to prevent the parties from engaging in unfair competition, RTI and MWS hereby agree:

                           a. that for 36 months after the date hereof (the "Noncompete Period"), other than the Model 2000 Machines which will be manufactured and distributed pursuant to the terms of this Agreement, neither party will manufacture or distribute a model of fluorescent lamp recycling machine anywhere in North America, except as expressly permitted in subparagraph 7b. below; provided, however, that such restriction does not apply to retort units, conveyors and lamp and bulb crushers not designed to function with or be added to the Model 2000 Machines, and provided, further, that there shall be no restriction on the research and development of fluorescent lamp recycling machines;

                           b. that the parties acknowledge that other technologies may evolve for recovery of mercury from fluorescent light fixtures, and accordingly, after the first six months of the Noncompete Period, the restrictive covenant set forth in subparagraph 7a. above will not prohibit either MWS or RTI from manufacturing, distributing and/or selling fluorescent lamp recycling devices or systems which:

                                    (i) employ processes and means of operation which do not include any of the components of the Model 2000 Technology (as defined above); or

                                    (ii) employ processes and utilize any of the components of the Model 2000 Technology, that:

                                        (A) are less than 30 feet 6 inches or
                                    greater than 70 feet 6 inches of lineal feet of floor space (whether in a straight line or other configuration), and (B) the published/stated technical specifications for hourly processing capability are less than 2,000 lamps or more than 3,000 lamps (hereinafter such a device shall be referred to as a "Recycling Machine");

                           provided, however, that any such fluorescent lamp recycling machine (whether under (i) or (ii) above) must be in a different color than the Model 2000 Machines, RTI agrees that it will not use or display the names or marks "USA Lights", "Model 2000", or any designation that is confusingly similar to either of those names, and RTI agrees not to sell any such machine in the state of Minnesota or any area in the state of Wisconsin that is within a 200 mile radius from MWS's Roseville, Minnesota plant.

                           c. that the parties will refrain from soliciting, interfering with or endeavoring to entice away any prospective or existing customer of the other party in connection with sales of any such other fluorescent lamp recycling machines. An existing customer shall include any customer with whom an order for a fluorescent lamp recycling machine has been placed or for whom equipment has been installed and which is listed on Schedule III attached hereto, and a prospective customer shall include any party with whom MWS or RTI has commenced discussions (beyond the initial sales/marketing contact), prior to any substantive initial contact by the other party, relating to the sale of a fluorescent lamp recycling machine and whom MWS or RTI has notified in writing the other party that such business is being actively pursued by means of a written or oral proposal or other ongoing discussions or negotiations which have a reasonable opportunity for success. Nothing in this Agreement will prohibit or restrict either party's ability to respond to or accept business from identified existing or prospective customers of the other party, provided that such business was not directly or indirectly initiated or affirmatively solicited by such party.

                           d. that if a party violates the restrictive covenants set forth in this Section 7, the other party will suffer immediate and irreparable harm which may not be adequately compensated or determined by monetary damages, and as such the parties agree that in the event of a breach or threatened breach of these restrictive covenants a party shall be entitled to equitable relief, including without limitation, injunctive relief, without necessity of posting bond; and in connection with a violation of the restrictive covenants described in paragraphs 7a and b above, the violating party shall indemnify the other party against any loss, damage, liability or expense (including attorneys' fees) arising out of or in connection with the breach or threatened breach of such restrictive covenant.

         8. Exclusive Territories/Royalties. RTI agrees that for a period of 36 months, RTI will voluntarily agree to honor any exclusive territories granted by USE to those buyers of Model 2000 Machines listed on the attached Exhibit A, provided that at all times RTI receives a payment equal to 30% of any past, present, or future royalties actually collected, which arise out of such sales of the Model 2000 Machines and owing pursuant to the terms of the purchase agreements described on Exhibit A. MWS/USE shall distribute to RTI its 30% share of any royalties collected within forty (40) days after the end of each quarter. RTI shall not be obligated to honor any exclusive territory with respect to which RTI has not received its 30% share of royalty payments owing within 60 days after the end of each quarter. MWS shall provide to RTI a quarterly accounting for all royalties received from said buyers, and RTI shall have the right to independently verify the accuracy of said quarterly reports from MWS. Notwithstanding the foregoing, RTI does not hereby agree to become bound by the rights of first refusal granted by USE to certain buyers of the Model 2000 Machines. RTI recognizes that MWS may grant exclusive territories and rights of first refusal to prospective purchasers of Model 2000 Machines pursuant to which MWS will agree not to sell any other Model 2000 Machines in an agreed upon territory as long as the purchaser pays a royalty to MWS. RTI shall not be bound by the terms of any such future exclusive territories and/or rights of first refusal granted by MWS, unless RTI expressly consents in writing to abide by such exclusive territory agreement and/or rights of first refusal, in return for a royalty payment or other consideration to be agreed upon by RTI and MWS on a case by case basis. RTI shall have no claims or right to any royalties paid to MWS in connection with any such exclusive territories and/or rights of first refusal unless RTI has given MWS its written consent to be bound to such exclusive territory or rights of first refusal agreements.

         9. Recitals. The parties hereto hereby confirm and reaffirm the accuracy of the recitals set forth above.

         10.      Expiration. This Agreement shall expire upon the earlier of:
                  (i) mutual agreement of the parties hereto, which agreement shall be evidenced by a writing signed by both parties, (ii) either party shall become insolvent or unable to pay its debts, suspends business, makes a general assignment for the benefit of creditors, files or has filed against it a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any state thereof, or consents to the appointment of a trustee or receiver for it or for a substantial part of its properties, or (iii) September 30, 1999. Upon the expiration of this Agreement pursuant to any of the foregoing, MWS and RTI agree that this Agreement shall be of no further force and effect and the parties shall have no further obligations to each other, the parties shall no longer have their respective exclusive rights provided in Section 2 hereof, and accordingly each of MWS and RTI shall have the right to utilize the Design Rights, and to exercise the Manufacturing Rights and the Distribution Rights without obligation to or recourse from the other party. Notwithstanding anything to the contrary herein, the parties agree that any modifications or changes to the Design of the Model 2000 Machines developed by RTI or MWS during the term of this Agreement, which constitutes technology that is original or new to the existing design of the Model 2000 Machine that is patented or on which a patent is pending, shall be the exclusive property of such developing party (both during and after the term of this Agreement) and may not be used by the other party without the express written consent of the developing party.

         11. Assignment. Neither party may assign or transfer its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. RTI agrees that MWS may assign its rights and obligations hereunder to USE, and MWS shall promptly provide notification to RTI of any such assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         12. Notices. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, or delivered to a nationally recognized overnight carrier, or by messenger or by facsimile (with hard copy to follow), and addressed as follows (or at such other address as may be designated by a party in a written notice to the other party):

                  If to RTI:               Resource Technology, Inc.
                                           520 West Street
                                           Van Meter, IA  50261
                                           Tele/fax:   (515) 996-2265
                                           Attention:  Michael Seiler

                  With Copy to:     Best & Flanagan, P.L.L.P.
                                           4000 First Bank Place
                                           601 Second Avenue South
                                           Minneapolis, MN  55402
                                           Telephone:  (612) 349-5641
                                           Attention:  John P. Boyle, Esq.


                  If to MWS:               Mercury Waste Solutions, Inc.
                                           302 N. Riverfront Drive
                                           Mankato, MN  56001
                                           Telephone:  (507) 345-0520
                                           Facsimile:  (507) 345-1483
                                           Attention:  Brad Buscher


                  With Copy to:     Briggs and Morgan, P.A.
                                           2400 IDS Center
                                           Minneapolis, MN  55402
                                           Attention:  Michelle Culligan, Esq
                                           Telephone:  (612) 334-8569
                                           Facsimile:  (612) 334-8650

         13. Amendment and Waiver. No failure, forbearance, negligence or delay of any kind or extent on the part of any party hereto in connection with the enforcement or exercise of any rights under this Agreement and no course in dealing between RTI and MWS shall affect, impair or diminish the right to enforce or take full benefit for any provisions of this Agreement at any time. No waiver by any party of the performance of any provision of this Agreement shall constitute or be deemed or implied as a waiver as to such party's right to enforce any provisions of this Agreement at any time in the future.


         14. Superseding Effect. This Agreement, from and after the date hereof, supersedes and has merged into it all prior oral and written agreements on the same subjects by or between the parties hereto, including without limitation the Letter of Intent, with the effect that this Agreement shall control.

         15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties may execute this Agreement by executing any such counterpart.

         16. Independent Contractors. MWS and RTI acknowledge and agree that nothing in this Agreement shall be interpreted to constitute a partnership, association, joint venture or other organization or business entity between MWS and RTI, it being the expressly agreed that each of MWS and RTI is an independent contractor with respect to the other, and neither shall be deemed to be an employee or agent of the other party.

         17. Governing Law/Consent to Jurisdiction. All actions or proceedings with respect to this Agreement shall be conducted in the Courts of the State of Minnesota (State or Federal) and, by execution and delivery of this Agreement, RTI irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of such courts, and irrevocably and unconditionally waives (i) any objection RTI may have or hereafter have to the laying of venue in such a court, and (ii) any claim that any action proceeding in such court has been brought in an inconvenient forum. Service of process may be effected upon RTI through such service outside of the State of Minnesota due to its waiver of objection to such service. This Agreement shall be solely governed by and interpreted in accordance with the internal laws of the State of Minnesota, without regard to conflicts of laws provisions.

         18. Captions, Headings. Captions and section headings used herein are for convenience only and are not part of this Agreement, and shall not be used in construing this Agreement. References herein to sections and paragraphs shall apply to the sections and paragraphs of this Agreement.

         19. Severability. Every provision of this Agreement is intended to be severable. In the event any term or provision is declared to be illegal or invalid by a court of competent jurisdiction, for any reason whatsoever, such illegality or invalidity shall not affect the remaining terms and conditions of this Agreement, which terms and conditions shall remain binding and enforceable.

         20. Savings Clause. RTI and MWS agree that the scope and terms of this Agreement are reasonable and it is the parties' intent and desire that this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any particular provision of the Agreement shall be adjudicated to be invalid or unenforceable, the parties specifically authorize the tribunal making such determination to replace the invalid or unenforceable provision to allow this Agreement, and the provisions hereof, to be valid and enforceable to the fullest extent allowed by law and/or public policy.

         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Model 2000 Agreement to be duly executed by their authorized representatives as of the date first above written.

                                      RESOURCE TECHNOLOGY, INC.


                                      By __________________________________
                                        Its _____________________________


                                      MERCURY WASTE SOLUTIONS, INC.


                                      By __________________________________
                                        Its _____________________________



Exhibits

A        List of Buyers of Model 2000 Machines

Schedules

1        Installation Fees

2        Six Major Components of the Model 2000

3        List of Existing Customers (Orders/Installed) and Prospective Customers

The Company will provide copies of omitted schedules and exhibits upon request.